Exhibit 99.1

First National Lincoln Corporation Declares Dividend

DAMARISCOTTA, Maine – (BUSINESS WIRE) – March 22, 2007 – The Board of Directors of First National Lincoln Corporation (NASDAQ NM: FNLC), today declared a quarterly dividend of 16.5 cents per share. This first-quarter dividend, which is payable April 30, 2007, to shareholders of record as of April 9, 2007, represents an increase of 13.8% or 2.0 cents per share over the first-quarter dividend declared in 2006 of 14.5 cents per share.

“The Company has raised its regular cash dividend for 14 consecutive years and for 46 consecutive quarters,” noted Daniel R. Daigneault, FNLC’s President & Chief Executive Officer. “The quarterly dividend of 16.5 cents per share translates into an annual dividend of 66.0 cents per share, and based on the March 21st closing price of $15.95 per share, this results in a very attractive current annual dividend yield of 4.14%.

“ First National Lincoln Corporation continues to have a generous dividend payout,” President Daigneault went on. “Our dividend payout ratio was 48.7% in 2006 compared to 27.3% for our peers. This placed us in the 81st percentile when compared to all bank holding companies in the United States with assets between $1.0 billion and $3.0 billion. Our shareholders have expressed a preference for a relatively high level of dividend payout, and in the current interest rate climate, our level of payout and dividend yield make First National Lincoln Corporation, in my opinion, an attractive investment.”

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the bank holding company for The First, N.A. and First Advisors. The First is an independent community bank serving Midcoast and Downeast Maine with fourteen offices in Lincoln, Knox, Hancock and Washington Counties that provide consumer and commercial banking products and services, as well as investment advisory and trust services.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute

“forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.

For additional information contact F. Stephen Ward, Executive Vice President & Chief Financial Officer, at 207.563.3272.